Exhibit 99.1
P.F. Chang’s China Bistro, Inc.
P.F. CHANG’S SECOND QUARTER REVENUES GROW 14%
SCOTTSDALE, ARIZONA (July 6, 2006) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today consolidated revenues of $226.0 million for the second quarter ended July 2, 2006 compared to $198.1 million for the second quarter of 2005. Sales at the company’s P.F. Chang’s China Bistro units accounted for $183.7 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $42.3 million of consolidated revenues.
For the 13 weeks ended July 2, 2006, comparable store sales decreased 1.0% at the Bistro (taking into account a 2.9% effective price increase) and decreased 3.9% at Pei Wei (taking into account a 1.7% effective price increase) as compared to the 13 weeks ended July 3, 2005. Comparable store sales declined 2.5% for April, increased 1.1% for May and declined 1.1% for June at the Bistro and decreased 5.9%, 2.9% and 2.4% for April, May and June, respectively, at Pei Wei.
During the second quarter of 2006, the company opened four new Bistro restaurants and seven new Pei Wei restaurants.
Based on the shortfall in revenue at both of our brands as well as continued pressure on labor costs, we expect that earnings per share will range between $0.29 and $0.31 for the second quarter.
The company intends to release its second quarter earnings results on July 26, 2006 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfcb.com.
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service in a sophisticated contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(480) 888-3000

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Mark Mumford	markmu@pfchangs.com

P.F. Chang’s China Bistro
Supplemental Sales Information
Year of Unit Opening (1)

	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	Total

Units	22	13	16	13	14	18	18	18	5	137

Sales (000)

1Q06	35,219	19,601	24,305	19,457	18,619	25,317	20,612	22,895	900	186,924
2Q06	35,003	19,072	23,712	18,567	17,679	24,593	20,345	21,388	3,345	183,705
2006	70,222	38,673	48,017	38,024	36,298	49,909	40,956	44,283	4,246	370,629

Average Weekly Sales (AWS)

1Q06	125,783	115,983	116,851	115,129	102,303	108,191	88,083	97,841	90,015	108,677
2Q06	122,389	112,852	114,001	109,866	97,137	105,098	86,943	91,404	95,583	104,914
2006	124,068	114,417	115,426	112,498	99,720	106,644	87,513	94,622	94,346	106,779

Year-Over-Year Change in AWS (2)

1Q06	1.8%	1.3%	0.2%	1.1%	1.8%	3.0%	-2.5%	-5.2%	—	0.9%
2Q06	0.0%	-1.3%	-2.3%	-0.7%	0.5%	0.3%	-3.7%	-11.3%	—	-1.3%
2006	0.9%	0.0%	-1.1%	0.2%	1.1%	1.7%	-3.1%	-10.2%	—	-0.2%

Year-Over-Year Change Comp Store Sales (3)

Units	21	13	16	13	14	18	18	—	—	113

1Q06	1.3%	1.3%	0.2%	1.1%	1.8%	3.0%	0.1%	—	—	1.3%
2Q06	-0.1%	-1.3%	-2.3%	-0.7%	0.5%	0.3%	-3.6%	—	—	-1.0%
2006	0.6%	0.0%	-1.1%	0.2%	1.1%	1.7%	-2.2%	—	—	0.2%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	Total

Units	1	4	11	17	20	24	11	88

Sales (000)

1Q06	810	2,332	6,315	9,244	10,670	11,084	1,233	41,689
2Q06	763	2,150	5,967	8,990	10,373	10,802	3,231	42,277
2006	1,573	4,482	12,282	18,234	21,044	21,886	4,464	83,965

Average Weekly Sales (AWS)

1Q06	62,282	44,839	44,164	41,828	41,040	35,527	41,105	40,435
2Q06	58,727	41,350	41,728	40,678	39,897	34,621	36,716	38,822
2006	60,504	43,094	42,946	41,253	40,469	35,074	37,832	39,606

Year-Over-Year Change in AWS (2)

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-4.4%	-16.5%	—	-3.0%
2Q06	-15.0%	-6.1%	-2.1%	-2.7%	-4.4%	-10.6%	—	-4.3%
2006	-14.1%	-4.9%	-0.9%	-2.2%	-4.4%	-11.5%	—	-3.7%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	20	1	—	54

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-2.3%	—	—	-2.0%
2Q06	-15.0%	-6.1%	-2.1%	-2.7%	-4.4%	-13.8%	—	-3.9%
2006	-14.1%	-4.9%	-0.9%	-2.2%	-3.5%	-13.8%	—	-3.0%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.